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                                                                    EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-15487 of The AES Corporation (the "Company") on Form S-3 of our report on the consolidated financial statements of the Company as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, dated January 30, 1997, except for Note 13, as to which the date is February 18, 1997, appearing in this Current Report on Form 8-K of The AES Corporation dated March 12, 1997. We also consent to the reference to us under the heading "Experts" in the Prospectus and Prospectus Supplement which are a part of Registration Statement No. 333-15487.

DELOITTE & TOUCHE LLP

Washington, D.C.
March 12, 1997